Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC WORLDWIDE SUCCESSFULLY REFINANCES OVER $1.1 BILLION

IN SENIOR CREDIT FACILITIES

Capital Structure Transformation Follows Ratification of Five-Year Contract

with IBT Employees and $300 Million Equity Investment

OVERLAND PARK, Kan., February 13, 2014 – YRC Worldwide Inc. (NASDAQ: YRCW) announced today that it has closed on the financing of a new $700 million term loan and a $450 million Asset-Based Loan (“ABL”) facility. The new ABL facility is $50 million larger than the company’s current ABL facility and will support approximately $365 million letters of credit at closing. The new ABL facility also includes the ability to increase the facility size by an additional $100 million to accommodate future growth and may provide additional liquidity for the business going forward. The proceeds from the new term loan facility will be used to refinance the previous term loan and ABL facilities that were put in place in August 2007 and were subsequently restructured in July 2011. These new facilities will extend maturities to 2019 and will provide interest savings to the company of approximately $40 to $50 million per annum.

“These new senior debt facilities give the company a much less leveraged, simplified and stable capital structure. They also significantly extend the runway to continue improving the operating performance of YRC Freight and provide a healthy level of liquidity so that we may continue increasing our investment in our people, equipment and technology,” said Jamie Pierson, chief financial officer of YRC Worldwide. “This refinancing was made possible by our improved operating performance since we took over in late 2011 and is reflective of the market’s recognition of the progress we have made over that time frame. The new credit agreements are much more flexible than the previous agreements, and when combined with the increased flexibility under our recently ratified MOU extension, we are now well positioned to run the business with an eye toward providing ever-improving service to our customers, attractive jobs for our employees and value for our shareholders,” Pierson stated.

“Today is the culmination of a two-year journey and marks the final step in the company’s capital structure transformation. We are pleased with the support we received from each of our stakeholders and will now have the ability to shed many of the distractions of the past several years and focus solely on improving the operations of the business,” said James Welch, chief executive officer of YRC Worldwide. “As one of the nation’s original LTL companies, freight is our business, and we are an essential part of the North American supply chain. Every day, YRC Freight, Holland, Reddaway and New Penn together have 15,000 drivers on the road serving 250,000 customers. Now, we are set to move forward with a competitive, five-year IBT contract, significantly less debt, reduced interest payments and one of the most experienced teams of freight professionals in North America,” concluded Welch.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about management’s expectations with respect to the anticipated interest savings under the new credit facilities. The words “will,” “would,” “anticipate,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. The company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others), the company’s ability to generate sufficient cash flows and liquidity to fund operations, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation) the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Investor Contact:	Stephanie Fisher
913-696-6108
investor@yrcw.com

Media Contact:	Suzanne Dawson
LAK Public Relations, Inc.
212-329-1420
sdawson@lakpr.com